Exhibit 5.2

July 30, 2007

Neff Corp., Neff Rental LLC,

    Neff Finance Corp. and Neff Rental, Inc.

3750 N.W. 87th Avenue, Suite 400

Miami, FL 33178

Re:	Registration Statement on Form S-4 (File No. 333-144428) $230,000,000 of Senior Notes due 2015 (the “Exchange Securities”)

Ladies and Gentlemen:

You have requested our opinion below in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Neff Corp., a Delaware corporation (the “Company”), Neff Rental LLC, a Delaware limited liability company (“Rental LLC”), Neff Finance Corp., a Delaware corporation (“Finance Corp”), and Neff Rental, Inc., a Florida corporation (the “Florida Guarantor”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended relating to the issuance by the Company of the Exchange Securities and the issuance by Rental LLC, Finance Corp. and the Florida Guarantor (individually, a “Guarantor” and collectively, the “Guarantors”) of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 31, 2007 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $230,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2015 (the “Existing Notes”). No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the matters set forth herein.

In our capacity as local counsel in the State of Florida (the “State”) to the Florida Guarantor, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In rendering the opinions expressed below, we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction of the Indenture and the Guarantee issued by the Florida Guarantor (the “Florida Guarantee, and together with the Indenture, the “Operative Documents”).

We have examined such other instruments and certificates of public officials, officers and representatives of the Florida Guarantor and other persons and matters of law as we have deemed necessary or appropriate for the purposes of this opinion.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this letter, that:

(i) the Operative Documents have been duly authorized, executed and delivered by all of the parties thereto, other than the Florida Guarantor;

Neff Corp., Neff Rental LLC, Neff Finance Corp. and Neff Rental, Inc.

July 30, 2007

(ii) the execution, delivery and performance of the Operative Documents by each of the parties thereto, other than the Florida Guarantor, do not and will not contravene or conflict with any provision of the charter documents or bylaws or other constituent instruments of any of such parties or any other agreement or instrument which is binding upon each such party or its properties;

(iii) all of the Operative Documents have been, to the extent necessary, duly and properly authorized, executed, acknowledged, authenticated, delivered and accepted, and, as may be required under the applicable laws of jurisdictions other than the State, sealed and attested, by each of the parties thereto, other than the Florida Guarantor;

(iv) all of the parties to the Operative Documents are duly organized and all of the parties to the Operative Documents other than the Florida Guarantor are validly existing;

(v) all of the parties to the Operative Documents, other than the Florida Guarantor, have the corporate power and authority to execute and deliver the Operative Documents, and to perform their obligations thereunder;

(vi) the accuracy and completeness of all public records reviewed by us; and

(vii) the genuineness of all signatures.

Based upon and subject to the foregoing and subject also to the comments, assumptions, exceptions and qualifications set forth below, and having considered such questions of law, as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Florida Guarantor is a corporation under the laws of the State with corporate power and authority to enter into the Operative Documents and perform its obligations thereunder. Based on certificates from public officials, we confirm that the Florida Guarantor is validly existing and in good standing under the laws of the State.

2. The execution, delivery and performance by the Florida Guarantor of the Indenture has been duly authorized by all necessary corporate action of the Florida Guarantor.

3. The execution, delivery and performance by the Florida Guarantor of the Florida Guarantee has been duly authorized by all necessary corporate action of the Florida Guarantor and the Indenture has been duly executed and delivered by the Florida Guarantor.

The foregoing opinions are subject to the following comments, assumptions, exceptions and qualifications:

A. We express no opinion as to the creation, perfection or priority of any security interest in, or other lien on, any collateral.

Neff Corp., Neff Rental LLC, Neff Finance Corp. and Neff Rental, Inc.

July 30, 2007

B. We have assumed that funds have been advanced on or prior to the date hereof, and there is no circumstance (such as, but not limited to, fraud in the inducement, duress, waiver or estoppel) extrinsic to the Operative Documents which might give rise to a defense against enforcement of any of the Operative Documents.

C. The opinions expressed above are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium and other similar laws affecting creditor’s rights generally and (ii) general principles of equity.

D. We have assumed, with your permission, and without independent investigation on our part, that (a) the statements, recitals, representations and warranties as to matters of fact set forth in the Operative Documents are accurate and complete, (b) there is no agreement, course of dealing or performance or usage of trade defining, supplementing, amending, modifying, waiving or qualifying the terms of any of the Operative Documents, (c) the conduct of each of the parties to the Operative Documents has complied with any requirements of good faith, fair dealing and conscionability, and (d) all parties will comply with their covenants and agreements contained in the Operative Documents.

E. We are admitted to practice in the State. This opinion letter is limited in all respects to the laws of the State, and we assume no responsibility as to the applicability or the effect of any other laws. No opinion is expressed herein with respect to any laws, ordinances, statutes or regulations of any county, city or other political subdivision of the State.

This opinion is for your benefit and also may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP